Exhibit 99.1

Hemisphere Media Group Announces Third Quarter 2020 Financial Results

Strong Results, with 4% Increase in Net Revenue

Outstanding Growth in Advertising Revenue of 27%

Net Income of $5.2 Million, an Improvement of $8.4 Million; Adjusted EBITDA Growth of 6% (1)

MIAMI, FL — (November 9, 2020) — Hemisphere Media Group, Inc. (NASDAQ: HMTV) (“Hemisphere” or the “Company”), the only publicly traded pure-play U.S. media company targeting the high growth U.S. Hispanic and Latin American markets with leading broadcast and cable television and digital content platforms, today announced financial results for the third quarter ended September 30, 2020.

President and Chief Executive Officer of Hemisphere, Alan Sokol, said “I am proud of our performance in the third quarter, especially given the headwinds we faced due to the pandemic. We delivered an impressive 27% increase in advertising revenue, a trend that we have continued into the fourth quarter, reaching an all-time historic high in advertising revenue in October.

“We delivered terrific results at WAPA, fueled by a rebounding advertising market in Puerto Rico and our continued dominant ratings performance. WAPA achieved the highest third quarter ratings in its history in the key Adults 18-49 and 25-54 advertiser demographics. WAPA has now beaten its two major competitors combined in total day ratings for four consecutive quarters, which is a first since Nielsen commenced measuring ratings in Puerto Rico.

“In the U.S., Pasiones, CentroAmerica TV and Cinelatino all defied overall viewing trends, growing total day ratings by over 10%, with CentroAmerica TV increasing total day ratings by nearly 40%. Pasiones delivered its 15th consecutive quarter of year-over-year audience growth, continuing to outperform in prime time. This terrific ratings performance drove strong year-over–year advertising revenue growth for our cable networks.

“During the third quarter, we entered into a renewal of our retransmission agreement with the largest distributor in Puerto Rico, which will be effective January 1, 2021. This agreement provides for a substantial retransmission fee increase.

“We continue to diversify our revenue streams by licensing our valuable content library to existing and new streaming platforms in the U.S. and Latin America. Pantaya remains a bright spot as our audience continue to enjoy its unique premium content offering, and we have an exciting pipeline of movies and series in production.

“Our portfolio of unique assets has delivered outstanding performance and we are excited by our prospects for the fourth quarter and the upcoming year.”

Financial Results for the Three and Nine Months Ended September 30, 2020

Net revenues were $37.2 million for the three months ended September 30, 2020, an increase of 4%, as compared to net revenues of $35.8 million for the same period in 2019. The improvement was due to an increase in advertising revenue, which was offset in part by decreases in affiliate revenue and other revenue. Advertising revenue increased $3.8 million, or 27%, primarily due to the growth in the Puerto Rico television advertising market and an increase in WAPA’s share of the advertising market, political advertising revenue, and an increase in core advertising revenue across our U.S. cable networks. Excluding political, advertising revenues increased 18% for the three months ended September 30, 2020 as compared to the same period in 2019. Affiliate revenue decreased $1.9 million, or 9%, due to a decline in subscribers to our U.S. cable networks and a decline in non-U.S. affiliate revenue as a result of subscriber and fee declines, due in part to unfavorable foreign currency movements. Other revenue decreased $0.5 million, or 47%, driven by the timing of the licensing of content to third parties.

Net revenues were $104.3 million for the nine months ended September 30, 2020, a decrease of 5%, as compared to $110.1 million for the same period in 2019. The decline was due to decreases in affiliate revenue and advertising revenue, which were offset in part by an increase in other revenue. Affiliate revenue decreased $5.7 million, or 9%, due to a decline in subscribers to our U.S. cable networks, and a decline in non-U.S. affiliate revenue as a result of subscriber and fee declines, due in part to unfavorable foreign currency movements. Advertising revenue decreased $0.9 million, or 2%, due to the negative impact of the earthquakes in January and then the COVID-19 pandemic on the Puerto Rico television advertising market, which more than offset the growth in advertising revenue during the three month period ended September 30, 2020. Other revenue increased $0.8 million, or 23%, driven by the licensing of content to third parties.

Operating expenses were $23.8 million for the three months ended September 30, 2020, a decrease of 6%, as compared to operating expenses of $25.3 million for the same period in 2019. This was primarily driven by a decrease in selling and general administrative costs, largely due to lower stock-based compensation and reduced marketing and research, including the termination of Nielsen ratings services for Cinelatino. These declines were offset in part by higher programming and production costs due to coverage of the elections in Puerto Rico, higher personnel expenses and an increase in the bad debt reserve. The third quarter also benefited from a gain from FCC spectrum repack of $1.0 million as compared to $0.2 million in the same period in 2019, due to the timing of reimbursements received from the FCC for equipment purchases required as a result of the FCC spectrum repack.

Operating expenses were $77.9 million for the nine months ended September 30, 2020, an increase of 5%, as compared to operating expenses of $74.3 million for the same period in 2019. The increase was due to higher programming amortization in the current quarter, as a result of increased content licensed to third parties, and higher production expenses related to Guerreros, a daily reality show at WAPA, which commenced production in May 2019. The nine-month period also reflected a smaller gain from FCC spectrum repack and other of $0.8 million, as compared to $1.7 million in the same period in 2019, due to the timing of reimbursements received from the FCC and to the recording of a loss on the disposal of assets, as well as $3.0 million in professional and advisory fees incurred in connection with pursuit of strategic transactions earlier this year. This was partially offset by cost savings measures implemented in response to the COVID-19 pandemic, including reduced personnel expenses and marketing and research costs, which resulted in lower selling, general and administrative expenses.

Net income attributable to Hemisphere Media Group, Inc. was $5.3 million for the three months ended September 30, 2020, as compared to a net loss of $3.2 million for the same period in 2019. Net loss was $10.8 million for the nine months ended September 30, 2020, as compared to a net loss of $7.2 million for the same period in 2019.

Adjusted EBITDA was $16.7 million for the three months ended September 30, 2020, an increase of 6%, as compared to Adjusted EBITDA of $15.7 million for the same period in 2019. Adjusted EBITDA was $41.5 million for the nine months ended September 30, 2020, a decrease of 14%, as compared to Adjusted EBITDA of $48.1 million for the same period in 2019.

As of September 30, 2020, the Company had $205.3 million in debt and $117.7 million of cash. The Company’s gross leverage ratio was approximately 3.4x, and net leverage ratio was approximately 1.5x.

During the three months ended September 30, 2020, the Company funded $1.1 million into its joint ventures, bringing the year-to-date total to $7.5 million, down from $27.4 million in the same period in 2019.

(1)          See the Non-GAAP Reconciliations section of this earnings release for a discussion of non-GAAP financial measures used in this release.

The following tables set forth the Company’s financial performance for the three and nine months ended September 30, 2020 and 2019, as well as select financial data as of September 30, 2020 and December 31, 2019:

HEMISPHERE MEDIA GROUP, INC.

Comparison of Consolidated Operating Results

(amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Net revenues	$37,172	$35,846	$104,316	$110,103
Operating Expenses:
Cost of revenues	10,994	10,445	34,521	31,976
Selling, general and administrative	10,819	11,869	32,260	33,583
Depreciation and amortization	2,771	2,581	8,696	9,204
Other expenses	172	530	3,220	1,183
Gain from FCC spectrum repack and other	(1,004)	(154)	(831)	(1,661)
Total operating expenses	23,752	25,271	77,866	74,285

Operating income	13,420	10,575	26,450	35,818

Other expenses, net:
Interest expense and other, net	(2,551)	(3,113)	(7,833)	(9,078)
Loss on equity method investments	(988)	(6,888)	(18,196)	(24,048)
Impairment of equity method investment	-	-	(5,479)	-
Total other expenses, net	(3,539)	(10,001)	(31,508)	(33,126)
Income (loss) before income taxes	9,881	574	(5,058)	2,692

Income tax expense	(4,664)	(3,743)	(5,873)	(9,942)
Net income (loss)	$5,217	$(3,169)	$(10,931)	$(7,250)

Net loss attributable to noncontrolling interests	80	-	118	37
Net income (loss) attributable to Hemisphere Media Group, Inc.	$5,297	$(3,169)	$(10,813)	$(7,213)

Reconciliation of net income (loss) attributable to Hemisphere Media Group, Inc. to Adjusted EBITDA:
Net income (loss) attributable to Hemisphere Media Group, Inc.	$5,297	$(3,169)	$(10,813)	$(7,213)
Add (Deduct):
Net loss attributable to noncontrolling interests	(80)	-	(118)	(37)
Income tax expense	4,664	3,743	5,873	9,942
Impairment of equity method investment	-	-	5,479	-
Loss on equity method investments	988	6,888	18,196	24,048
Interest expense and other, net	2,551	3,113	7,833	9,078
Gain from FCC spectrum repack and other	(1,004)	(154)	(831)	(1,661)
Transaction and non-recurring expenses	216	530	3,264	1,190
Depreciation and amortization	2,771	2,581	8,696	9,204
Stock-based compensation	1,315	2,175	3,951	3,535
Adjusted EBITDA	$16,718	$15,707	$41,530	$48,086

Selected Financial Data:

(amounts in thousands)

	As of		As of
	September 30, 2020		December 31, 2019
	(Unaudited)		(Audited)
Cash	$117,741		$92,151
Debt (a)	$205,346		$206,947

Leverage ratio (b):	3.4	x	3.1	x
Net leverage ratio (c):	1.5	x	1.7	x

(a) Represents the aggregate principal amount of the debt.

(b) Represents gross debt divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company's amended term loan.

(c)  Represents gross debt less cash divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company's amended term loan.

The following table presents estimated subscriber information (unaudited):

	Subscribers (a) (amounts in thousands)
	September 30, 2020	December 31, 2019	September 30, 2019
U.S. Cable Networks:
WAPA America (b)	3,728	4,140	4,290
Cinelatino	3,831	4,364	4,497
Pasiones	4,147	4,626	4,739
Centroamerica TV	3,473	3,976	4,126
Television Dominicana	2,179	2,345	2,396
Total	17,358	19,451	20,048

Latin America Cable Networks:
Cinelatino	14,138	16,132	16,165
Pasiones	13,931	16,763	16,686
Total	28,069	32,895	32,851

(a)	Amounts presented are based on most recent remittances received from the Company’s distributors as of the respective dates shown above, which are typically two months prior to the dates shown above.

(b)	Excludes digital basic subscribers.

Non-GAAP Reconciliations

Within Hemisphere’s third quarter 2020 press release, Hemisphere makes reference to the non-GAAP financial measure, “Adjusted EBITDA.” Whenever such information is presented, Hemisphere has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. When presenting Adjusted EBITDA, Hemisphere’s management adds back (deducts) from net income (loss) attributable to Hemisphere Media Group, Inc., net loss attributable to non-controlling interest, depreciation expense, amortization of intangibles, gain from FCC spectrum repack and other, impairment on equity method investment, loss on equity method investment, interest expense and other, net, transaction and non-recurring expenses, income tax expense, and stock-based compensation. The specific reasons why Hemisphere’s management believes that the presentation of this non-GAAP financial measure provides useful information to investors regarding Hemisphere’s financial condition, results of its operations and cash flows has been provided in the Form 8-K filed in connection with this press release. A reconciliation of net income (loss) attributable to Hemisphere Media Group, Inc. to Adjusted EBITDA can be found above in the table that sets forth Hemisphere’s financial performance for the three and nine months ended September 30, 2020 and 2019.

Conference Call

Hemisphere will conduct a conference call to discuss its third quarter 2020 results at 10:00 AM ET on Monday, November 9, 2020. A live broadcast of the conference call will be available online via the Company's Investor Relations website located at http://ir.hemispheretv.com/. Alternatively, interested parties can access the conference call by dialing (877) 497-1436, or from outside the United States at (262) 558-6292, at least five minutes prior to the start time. The conference ID for the call is 9365609.

A replay of the call will be available beginning at approximately 1:00 PM ET on Monday, November 9, 2020 by dialing (855) 859-2056, or from outside the United States by dialing (404) 537-3406. The conference ID for the replay is 9365609.

Forward-Looking Statements

Statements in this press release and oral statements made from time to time by representatives of Hemisphere may contain certain statements about Hemisphere and its consolidated subsidiaries that are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These include, but are not limited to, the deterioration of general economic conditions, political instability, social unrest, and public health crises, such as the occurrence of a global pandemic like the novel coronavirus, either nationally or in the local markets in which Hemisphere operates, Puerto Rico’s uncertain political climate, as well as delays in the disbursement of earmarked federal funds on the local economy and advertising market, the effects of Hurricane Maria and recent earthquakes in Puerto Rico on Hemisphere’s business and the advertising market in Puerto Rico as well as Hemisphere’s customers, employees, third-party vendors and suppliers, the effect on affiliate revenue that Hemisphere receives, short and long-term migration shifts in Puerto Rico, Hemisphere’s ability to timely and fully recover proceeds under our insurance policies Hemisphere’s ability to successfully integrate acquired assets and achieve anticipated synergies, statements relating to Hemisphere’s future financial and operating results (including growth and earnings), plans, objectives, expectations and intentions and other statements that are not historical facts. These statements are based on the current expectations of the management of Hemisphere and are subject to uncertainty and changes in circumstance, which may cause actual results to differ materially from those expressed or implied in such forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “expect,” “positioned,” “strategy,” “future,” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements are discussed under the headings “Risk Factors” and “Forward-Looking Statements” in Hemisphere’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), as they may be updated in any future reports filed with the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, Hemisphere’s actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Hemisphere undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

About Hemisphere Media Group, Inc.

Hemisphere Media Group, Inc. (HMTV) is the only publicly traded pure-play U.S. media company targeting the high-growth U.S. Hispanic and Latin American markets with leading television and digital content platforms. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, the leading broadcast television network in Puerto Rico, and has ownership interests in a leading broadcast television network in Colombia, a Spanish-language content distribution company, and a Spanish-language OTT service in the U.S.

Contact:

Edelman Financial Communications for Hemisphere Media Group

Danielle O‘Brien

917-444-6325

danielle.obrien@edelman.com